Exhibit 99.1

For Immediate Release

Contact: James Edgemond

(301) 608-9292

Jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

SECOND QUARTER 2016 FINANCIAL RESULTS

Silver Spring, MD and Research Triangle Park, NC, July 28, 2016: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the second quarter ended June 30, 2016.

“We are pleased with our second quarter 2016 financial results as total revenues exceeded $400 million and earnings beat $200 million,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “These financial results strengthen our ability to advance our late-stage pipeline programs in cardiopulmonary disease and oncology, as well as early-stage programs in multiple indications.”

Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended June 30,		Percentage
	2016	2015	Change

Revenues	$412.6	$347.2	18.8%
Net income	$206.1	$99.2	107.8%
Non-GAAP earnings(1)	$213.3	$132.8	60.6%
Net income, per diluted share	$4.39	$1.91	129.8%
Non-GAAP earnings, per diluted share(1)	$4.55	$2.56	77.7%

(1)  See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Financial Results for the Three Months Ended June 30, 2016

Revenues

The table below summarizes the components of total revenues (dollars in millions):

	Three Months Ended June 30,		Percentage
	2016	2015	Change
Net product sales:
Remodulin®	$158.9	$135.9	16.9%
Tyvaso®	107.0	115.8	(7.6)%
Adcirca®	90.9	68.2	33.3%
Orenitram®	38.0	25.9	46.7%
Unituxin®	17.8	—	NM (1)
Other	—	1.4	(100.0)%
Total revenues	$412.6	$347.2	18.8%

(1)  Calculation is not meaningful.

Revenues for the three months ended June 30, 2016 increased by $65.4 million, compared to the same period in 2015. The growth in revenues primarily resulted from the following: (1) a $23.0 million increase in Remodulin net product sales; (2) a $22.7 million increase in Adcirca net product sales; (3) a $17.8 million increase in Unituxin net product sales; and (4) a $12.1 million increase in Orenitram net product sales. These increases were partially offset by an $8.8 million decrease in Tyvaso net product sales.

Expenses

Cost of product sales. The table below summarizes cost of product sales by major categories (dollars in millions):

	Three Months Ended June 30,		Percentage
	2016	2015	Change
Category:
Cost of product sales	$20.0	$14.7	36.1%
Share-based compensation expense	—	1.3	(100.0)%
Total cost of product sales	$20.0	$16.0	25.0%

Cost of product sales. The increase in cost of product sales of $5.3 million for the three months ended June 30, 2016, as compared to the same period in 2015, was attributable to increased sales volume.

Research and development expense. The table below summarizes research and development expense by major category (dollars in millions):

	Three Months Ended June 30,		Percentage
	2016	2015	Change
Category:
Research and development expense	$37.0	$36.0	2.8%
Share-based compensation (benefit) expense	(1.8)	13.4	(113.4)%
Total research and development expense	$35.2	$49.4	(28.7)%

Share-based compensation. The decrease in share-based compensation of $15.2 million for the three months ended June 30, 2016, as compared to the same period in 2015, corresponded to a 5 percent decrease in the price of our common stock during the three months ended June 30, 2016, compared to a 1 percent increase in the price of our common stock during the same period in 2015.

Selling, general and administrative expense. The table below summarizes selling, general and administrative expense by major categories (dollars in millions):

	Three Months Ended June 30,		Percentage
	2016	2015	Change
Category:
General and administrative	$44.2	$53.0	(16.6)%
Sales and marketing	24.7	24.4	1.2%
Share-based compensation expense	3.3	32.6	(89.9)%
Total selling, general and administrative expense	$72.2	$110.0	(34.4)%

General and administrative. The decrease in general and administrative expense of $8.8 million for the three months ended June 30, 2016, as compared to the same period in 2015, was primarily attributable to the timing of charitable donations to a non-affiliated, non-profit organization that provides financial assistance to patients with PAH. Donations to the same organization in 2016 totaled $37.0 million, all of which were paid during the first quarter of this year. Donations to the same organization in 2015 were $17.0 million, all of which were paid in the second quarter of 2015. The donations made during the first quarter of 2016 and the second quarter of 2015 represent the full extent of our funding to this organization for these two years. We expense these types of grant payments in the period they are paid.

Share-based compensation. The decrease in share-based compensation of $29.3 million for the three months ended June 30, 2016, as compared to the same period in 2015, was primarily attributable to a 5 percent decrease in the price of our common stock during the three months ended June 30, 2016, compared to a 1 percent increase in the price of our common stock during the same period in 2015. The decrease was partially offset by approximately $9.8 million of costs related to the accelerated vesting of stock options associated with the departure of a company officer during the second quarter of 2016.

Income Tax Expense

Our 2016 effective income tax rate decreased as compared to 2015 primarily due to a decrease in non-deductible share-based compensation, which was driven largely by a decrease in our stock price during 2016.

Share Repurchases

In the second quarter of 2016, we repurchased approximately 1.2 million shares of our common stock at an aggregate cost of $136.5 million. These purchases were made pursuant to our $500 million stock repurchase program, which is effective during calendar year 2016, and $240.3 million of that amount remained available for additional share repurchases at June 30, 2016.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income, adjusted for: (1) interest expense; (2) license fees; (3) depreciation and amortization; (4) impairment charges; (5) share-based compensation expense (benefit), net (including expenses relating to stock options, share tracking awards, restricted stock units and our employee stock purchase plan); and (6) tax impact on non-GAAP earnings adjustments.

A reconciliation of net income to non-GAAP earnings is presented below (in millions, except per share data):

	Three Months Ended June 30,
	2016	2015
Net income, as reported	$206.1	$99.2
Adjusted for:
Interest expense	0.6	1.3
Depreciation and amortization	7.9	8.4
Share-based compensation expense, net	1.5	47.3
Tax benefit(1)	(2.8)	(23.4)
Non-GAAP earnings	$213.3	$132.8
Non-GAAP earnings per share:
Basic	$4.82	$2.88
Diluted	$4.55	$2.56
Weighted average number of common shares outstanding:
Basic	44.3	46.1
Diluted	46.9	51.9

(1)         Represents the total tax impact of the quarterly Non-GAAP earnings adjustments based on our actual quarterly effective income tax rates of approximately 28 percent and approximately 41 percent as of June 30, 2016 and 2015, respectively.

Conference Call

We will host a half-hour teleconference on Thursday, July 28, 2016, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406, and using access code: 40900672.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening diseases.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, which does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, the calculation of our non-GAAP financial measure may differ from the methodology used by other companies. The presentation of our non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to the development of our pipeline programs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of July 28, 2016, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.  [uthr-g]

Orenitram, Remodulin, Tyvaso and Unituxin are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended June 30,
	2016	2015
	(Unaudited)
Revenues:
Net product sales	$412.6	$345.8
Other	—	1.4
Total revenues	412.6	347.2
Operating expenses:
Cost of product sales	20.0	16.0
Research and development	35.2	49.4
Selling, general and administrative	72.2	110.0
Total operating expenses	127.4	175.4
Operating income	285.2	171.8
Other income (expense):
Interest expense	(0.6)	(1.3)
Other, net	1.1	(2.1)
Total other income (expense), net	0.5	(3.4)
Income before income taxes	285.7	168.4
Income tax expense	(79.6)	(69.2)
Net income	$206.1	$99.2
Net income per common share:
Basic	$4.65	$2.15
Diluted	$4.39	$1.91
Weighted average number of common shares outstanding:
Basic	44.3	46.1
Diluted	46.9	51.9

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited, in millions)

June 30, 2016
Cash, cash equivalents and marketable securities	$948.6
Total assets	2,201.5
Total liabilities and temporary equity	395.3
Total stockholders’ equity	1,806.2